Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Archer-Daniels-Midland Company (the “Company”) has one class of securities registered under Section 12(b) of the Securities Exchange Act of 1934 and listed on The New York Stock Exchange: common stock, no par value.

DESCRIPTION OF CAPITAL STOCK

The summary of the general terms and provisions of the capital stock of the Company set forth below does not purport to be complete and is subject to and qualified by reference to the Company’s Certificate of Incorporation, as amended (the “Certificate”), and the Company’s Bylaws, as amended (the “Bylaws,” and together with the Certificate, the “Charter Documents”), each of which is incorporated herein by reference and attached as an exhibit to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. For additional information, please read the Charter Documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). Under the Certificate, we are authorized to issue up to 1,000,000,000 shares of common stock without par value and 500,000 shares of preferred stock without par value.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters to be voted upon by the stockholders.

Dividends

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preemptive or Conversion Rights

The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate certain rights, preferences and privileges of each series, including whether and on what terms the preferred stock may be convertible, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•restricting dividends on the common stock;

•diluting the voting power of the common stock;

•impairing the liquidation rights of the common stock; or

•delaying or preventing a change in control of us without further action by the stockholders.

No shares of preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.

Anti-Takeover Effects of the Charter Documents and the DGCL

Some provisions of the Charter Documents and the DGCL could make the following more difficult:

•acquisition of us by means of a tender offer;

•acquisition of us by means of a proxy contest or otherwise; or

•removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that these provisions give our board the flexibility to exercise its fiduciary duties in a manner consistent with the interests of our stockholders.

•REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

•DELAWARE LAW. We are subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person (i) who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or (ii) who is an affiliate of the corporation and did, together with affiliates and associates, own 15% or more of the corporation’s voting stock within three years prior to the determination of interested stockholder status. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

•CERTAIN REQUIREMENTS FOR STOCKHOLDER ACTION BY WRITTEN CONSENT OR MEETINGS. The Certificate provides that certain procedures, including notifying the board of directors and awaiting a record date, must be followed for stockholders to act by written consent without a meeting. The Bylaws provide that stockholders owning not less than 10% of our outstanding shares may call special meetings of stockholders, but certain requirements apply both to how the 10% share ownership is measured and to the mechanics of calling a meeting.

•NO CUMULATIVE VOTING. The Charter Documents do not provide for cumulative voting in the election of directors.

•UNDESIGNATED PREFERRED STOCK. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Hickory Point Bank & Trust, fsb.

Listing

The Company’s common stock is listed on The New York Stock Exchange under the trading symbol “ADM.”